UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

EveryWare Global, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 687-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2014, Ellen B. Richstone was appointed to serve as an independent member of the Board of Directors (the “Board”) of EveryWare Global, Inc. (the “Company”) and as chair of the Board’s Audit Committee. Ms. Richstone’s appointment is effective as of November 14, 2014.

Ms. Richstone will be entitled to annual compensation of $120,000 during her term of service on the board, with $35,000 of such compensation to be paid in the form of stock awards and $85,000 in cash, with the option to receive all or a portion in the form of stock rather than in cash in connection with her role as a member of the Board and the chair of the Audit Committee. Ms. Richstone will also be entitled to enter into the Company’s standard indemnification agreement for directors.

There are no arrangements or understandings between Ms. Richstone and any other persons pursuant to which Ms. Richstone was selected as a director. There are no relationships between Ms. Richstone and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Ms. Richstone is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	EveryWare Global, Inc. Press Release, dated November 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date: November 12, 2014	By:	/s/ Sam A. Solomon
	Name:	Sam A. Solomon
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	EveryWare Global, Inc. Press Release, dated November 12, 2014.